Exhibit 4.5








                          CONCENTRA MANAGED CARE, INC.

                                       TO

                     UNITED STATES TRUST COMPANY OF NEW YORK




                          SECOND SUPPLEMENTAL INDENTURE
                           Dated as of August 17, 1999



                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2001

           SECOND SUPPLEMENTAL INDENTURE, dated as of the 17th day of August, 1999, by and among Concentra Managed Care, Inc., a Delaware corporation ("Concentra"), and United States Trust Company of New York, a New York state banking corporation as Trustee (the "Trustee").

           WHEREAS, OccuSystems, Inc. has heretofore executed and delivered to the Trustee an indenture, dated as of December 24, 1996 (the "Indenture") pursuant to which OccuSystems, Inc. issued $97,750,000 aggregate principal amount of its 6% Convertible Subordinated Notes due 2001 (the "Notes");

           WHEREAS, pursuant to the First Supplemental Indenture dated as of August 29, 1997, Concentra has assumed the obligations of OccuSystems, Inc. under the Notes and the Indenture;

           WHEREAS, effective on August 17, 1999 Concentra and Yankee Acquisition Corp. propose to merge (the "Merger") Yankee Acquisition Corp. ("Yankee") into Concentra with Concentra being the surviving corporation pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of March 24, 1999 by and between Yankee and Concentra (the "Merger Agreement");

           WHEREAS, Section 5.1(a) of the Indenture provides that Concentra, as successor to OccuSystems, Inc., may merge with another corporation if (i) Concentra is the surviving company; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction; and
(iii) Concentra delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the Merger and the Supplemental Indenture comply with the Indenture and that all conditions precedent relating to such transaction have been satisfied;

           WHEREAS, Section 13.6 of the Indenture provides that as a condition precedent to the Merger, Concentra shall execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Security then outstanding shall have the right to convert such Security only into the kind and amount of shares of stock and other securities and property (including cash) receivable upon the Merger by a holder of the number of shares of Common Stock issuable upon conversion of such Security immediately prior to the Merger;

           WHEREAS, pursuant to the Merger Agreement in the Merger, each share of Common Stock shall be converted into the right to receive $16.50 in cash;

           WHEREAS, Section 9.1 of the Indenture provides, among other things, that, without the consent of any Holder, the Company, when authorized by a Board Resolution, and the Trustee, may enter into a supplemental indenture, in a form satisfactory to the Trustee,



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for the purpose of making provisions with respect to matters or questions arising under the Indenture, so long as those provisions are not inconsistent with the Indenture;

           WHEREAS, Sections 14.4 and 14.5 of the Indenture further provide that Concentra may not apply to take any action under the Indenture unless Concentra shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating, among other things, that all the conditions precedent, if any, provided for in the Indenture relating to such transaction have been complied with;

           WHEREAS, Concentra has furnished the Trustee with an Opinion of Counsel and an Officers' Certificate as required by Sections 5.1, 14.4 and 14.5 of the Indenture; and

           WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement between Concentra and Trustee and a valid amendment of and supplement to the Indenture have been done;

           NOW THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

           For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all the holders of the Securities or of series thereof, as follows:

                                    ARTICLE I

           CONTINUATION OF CONVERSION PRIVILEGE AFTER THE MERGER

           Section 1.1 Following the consummation of the Merger, the Holder of each Security then outstanding shall have the right to convert such Security only into $16.50 per share of Common Stock issuable upon conversion of such Security immediately prior to the Merger.

                                   ARTICLE II

                                  MISCELLANEOUS

           Section 2.1 DEFINITIONS Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

           Section 2.2 EFFECTIVE DATE This Second Supplemental Indenture shall be effective as of the consummation of the Merger on the Merger Date; PROVIDED, HOWEVER, that if



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the Merger shall not have been consummated on or before August 31, 1999, this
Second Supplemental Indenture shall thereafter terminate and be of no force or effect, and Concentra and Yankee shall not assume or guarantee, as the case may be, nor be deemed to have assumed or guaranteed, as the case may be, any obligations and covenants under the Indenture or the Securities, as if this Second Supplemental Indenture had not been executed.

           Section 2.3 GOVERNING LAW This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the state of New York, as applied to contracts made and performed within the state of New York.

           Section 2.4 COUNTERPARTS This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

           Section 2.5 CONFIRMATION OF THE ORIGINAL INDENTURE Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture, First Supplemental Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

           Section 2.6 TRUSTEE DISCLAIMER The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statement of the other parties hereto. The Trustee makes no representation and shall have no responsibility as to the sufficiency or validity of this Second Supplemental Indenture or the proper authorization or the due execution hereof by the other parties hereto.


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           IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed, and have caused their respective seals to be hereunto affixed and attested, all as of the day and year above written.

                                         CONCENTRA MANAGED CARE,
                                         INC., a Delaware corporation


                                         By:/s/ RICHARD A. PARR II
                                            --------------------------
                                             Name:  Richard A. Parr II
                                             Title: Executive Vice President
                                             and General Counsel




                                         UNITED STATES TRUST
                                         COMPANY OF NEW YORK,
                                         as Trustee


                                         By: /s/ GERARD F. GANEY
                                             -------------------------
                                             Name: Gerard F. Ganey
                                             Title:    Senior Vice President






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